Exhibit 10.5

Chad Richison

XXXXX

XXXXX

February 7, 2024

Re: Amendment of Executive Employment Agreement; Forfeiture of Award

Dear Chad:

This letter (this “Agreement”) sets out the terms of your continuing relationship with Paycom Software, Inc. (the “Company”) and amends that certain Second Amended and Restated Executive Employment Agreement entered into on March 9, 2020, and effective January 1, 2014 except as otherwise provided therein (the “Existing Agreement”).

You hereby acknowledge and agree that, effective February 7, 2024 (the “Transition Date”), your position as “Chief Executive Officer and President” is changed to “Co-Chief Executive Officer and President.” You further acknowledge and agree that you consent to this change and that this change does not constitute “Good Reason” under Section 5.5 of the Existing Agreement, or under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP,” together with the 2014 LTIP, the “LTIPs”) or any award agreement issued pursuant to the LTIPs, including, without limitation, that certain Restricted Stock Award Agreement – Market-Based Vesting (CEO), by and between you and the Company, dated November 23, 2020 (the “2020 RS Award”).

This Agreement amends the Existing Agreement as follows, effective as of the Transition Date:

1.	The Fourth Recital is amended and restated in its entirety as follows:

“WHEREAS, the Executive has disclosed to the Company that, while continuing to perform his duties as Co-Chief Executive Officer and President of the Company, Executive may also seek to engage in other certain outside business activities unrelated to and not competitive with the Company’s business activities;”

2.	The Sixth Recital is amended and restated in its entirety as follows:

“WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ Executive as an officer of the Company in the role as its Co-Chief Executive Officer and President, and Executive wishes to accept such employment;”

3.	Section 3.1 is amended to replace all references therein to “Chief Executive Officer and President” with “Co-Chief Executive Officer and President”.

4.	Section 4.4 is amended to replace all references therein to “Medium Cabin private aircraft” with “Medium Cabin private aircraft (which includes any Midsize or Super-Midsize private aircraft)”.

5.	Section 4.6 is amended and restated in its entirety as follows:

“4.6. Personal Security. During the Term, the Company shall pay the reasonable expenses for Executive’s personal security and for any appropriate security in locations that Executive frequents, including his residence.”

6.	Section 4.11 is amended and restated in its entirety as follows:

“4.11. Clawback. Executive acknowledges and agrees that any compensation or benefits paid to Executive by the Company, pursuant to this Agreement or otherwise, shall be subject to recovery by the Company in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, the Paycom Software, Inc. Compensation Recovery Policy, or any other clawback law, regulation or policy applicable to executives of the Company, if any, as amended from time to time.”

7.	Section 5.5(b) is amended and restated in its entirety as follows:

“(b) any change, made by the Company and without Executive’s written consent in his individual capacity, in Executive’s status, reporting, duties or position that represents a demotion or diminution from Executive’s status, reporting, duties or position as Co-Chief Executive Officer, President and Chairman of the Board, as such positions were in effect as of February 7, 2024; and/or”

You agree that, other than as set forth herein, the Existing Agreement remains in full force and effect.

You acknowledge and agree that, due to your change in position, the 2020 RS Award and all Awarded Shares (as defined in the 2020 RS Award) will terminate and be forfeited, effective as of the Transition Date, in accordance with the terms of the 2020 RS Award.

By signing below, you agree that you are knowingly and voluntarily signing this Agreement.

[Remainder of Page Intentionally Left Blank

Signature Page Follows]

Kind Regards,

PAYCOM SOFTWARE, INC.

/s/ Frederick C. Peters II
By: Frederick C. Peters II
Title: Lead Director of the Board of Directors, on behalf of the Board of Directors

ACCEPTED AND AGREED:

/s/ Chad Richison
Chad Richison

Date: February 7, 2024